UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2015

CHINA PRECISION STEEL, INC.

 (Exact name of registrant as specified in its charter)

Delaware	14-1623047
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

18th Floor, Teda Building

87 Wing Lok Street, Sheungwan,

Hong Kong

People’s Republic of China

(Address of Principal Executive Offices)

852-2543-2290

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On June 10, 2015, the Company announced a restructuring plan with respect to substantially all of its operations. In connection with the restructuring plan, the Company expects to cease substantially all operations at its Shanghai, China facility effective June 10, 2015. The Company is in the process of terminating the majority of its employees. The restructuring plan was a result of the Company’s inability to restructure its bank loan agreement with Raiffeisen Zentralbank Osterreich AG (“RZB”). Principal and interest under the short-term loans then totaling $27,715,781 with RZB were to be repaid in full on July 31, 2012, but the Company has defaulted on this repayment obligation. On April 16, 2014, we received a notice from China International Economic and Trade Arbitration Commission regarding an arbitration pleading filed by RZB for the defaulted short-term loan. The arbitration hearing took place on October 14, 2014. An arbitral award was subsequently issued on December 31, 2014 which orders the repayment of the loan principal with any late and penalty interest and that RZB has first priority on the proceeds realized from the sale of any assets which collateralize the loan. Discussions to remove the covenant to maintain specific levels of inventories that collateralize the loan have failed. RZB has the right to take possession of the collateral granted in connection with their respective loan agreements and the arbitral award. In June 2012, the Company also defaulted on its repayment obligations of a Senior Loan Agreement with DEG-Deutsche Investitions-Und Entwicklungsgesellschaft Mbh (“DEG”) for a loan principal balance of $16,200,000 with any accrued and penalty interest. DEG has the right to take possession of the collateral granted in connection with its respective loan agreement. The Company does not have sufficient cash flows to continue its current operations and is considering alternative options, including sale of control of the Company or all its assets.

In connection with the above, the Company currently estimates it will recognize costs in the range of approximately $1,080,000 (consisting primarily of employee termination costs) in the fourth quarter of 2015.

The amount of the restructuring charges noted above are estimates, and the actual charges could vary materially based on a number of factors including, but not limited to, the following: 1) the level of employee terminations, and 2) foreign currency exchange fluctuations.

Item 2.06 Material Impairments

The information required to be disclosed under this item is included in Item 2.05 above and incorporated by reference into this Item 2.06.

Item 5.02 Resignation of Directors

Effective June 10, 2015, Jian Lin Li, Tung Kuen Tsui and Wei Hong Xiao resigned from the Board of Directors of the Company.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 10, 2015	CHINA PRECISION STEEL, INC.

	By:	/s/ Leada Tak Tai Li
Leada Tak Tai Li, Chief Financial Officer
(Principal Financial Officer)